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                                                                 EXHIBIT 10.15



                    [MOOREA SOFTWARE CORPORATION LETTERHEAD]


April 21, 1994

Sterling Wilson
5944 Cape Coral Drive
Austin, TX 78746

Dear Sterling:

Moorea Software Corporation (the "Company" or "Moorea") is please to offer you a position as Chief Financial Officer at a salary, payable semi-monthly, which is equivalent to a monthly salary of Seven Thousand Five Hundred Dollars ($7,500). Upon completion of initial external financing, your salary will be increased to a monthly salary of Eight Thousand Eight Hundred Dollars ($8,800), with a bonus plan that will allow you to earn up to an additional Thirty Six Thousand ($36,000) per year. You will be entitled to the benefits that the Company makes available to employees in positions comparable to yours and you will be granted an option for the purchase of Fifty Thousand (50,000) shares of Common Stock, which currently represents Five Percent (5%) of all shares of stock, calculated on a fully diluted basis. This option will vest with respect to one third (33 1/3%) of the shares after one year, with the balance vesting in equal monthly increments over the succeeding two years. The exercise price of this option will be Forty Cents ($0.40) per share.

Immediately prior to completion of initial external financing, the number of shares issuable under your Stock Option Agreement will be adjusted, either up or down, to an amount equal to Five Percent (5%) of all shares of stock, calculated on a fully diluted basis, following the completion of the financing. Any adjustments made to your Stock Option Agreement immediately prior to completion of the financing will be subject to the same price and terms as stated in the original Stock Option Agreement.

The Company will pay your reasonable costs to relocate to Seattle. Included in these costs will be one house hunting trip for you and your wife.

The Company asks that you complete the enclosed "Employee Confidential Information and Inventions Agreements" prior to commencing employment. In part, this Agreement requests that a departing employee refrain from using or disclosing the Company's Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of Moorea or its employees. This agreement does not prevent a former employee from using his or her general knowledge and experience, no matter when or how gained, in any new field or position. If you should



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have any questions about the "Employee Confidential Information and Inventions
Agreements", please call me.

We hope that you and Moorea Software Corporation will find mutual satisfaction with your employment. All of us at Moorea are very excited about your joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. We both agree that any dispute arising with respect to your employment, shall be conclusively settled by arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association (AAA) at the AAA office in Seattle, Washington.

This letter and the "Employee Confidential Information and Inventions Agreements" contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. Should you have any questions with regard to any of the items indicated above, please feel free to call me.

Very Truly Yours,



/s/  MICHAEL W. HILTON
---------------------------------
Michael W. Hilton
President


ACCEPTED BY



/s/  STERLING WILSON
---------------------------------
Sterling Wilson


     5/4/94
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Date